Term Sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 29-I dated August 31, 2012 and
underlying supplement no. 1-I dated November 14, 2011
Term Sheet to Product Supplement No. 29-I Registration Statement No. 333-177923 Dated August 7, 2014; Rule 433

Structured Investments	$ Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF due August 25, 2016
General
•
The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the Index closing level or closing price, as applicable, of each of the Russell 2000® Index and the Market Vectors Gold Miners ETF is greater than or equal to 75% of its Initial Underlying Value, which we refer to as an Interest Barrier.  Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

•
Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•
The notes will be automatically called if the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value.  The earliest date on which an automatic call may be initiated is November 24, 2014.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing August 25, 2016†
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
Key Terms
Underlyings:
The Russell 2000® Index (Bloomberg ticker: RTY) (the “Index”) and the Market Vectors Gold Miners ETF (Bloomberg ticker: GDX) (the “Fund”) (each of the Index and the Fund, an “Underlying” and collectively, the “Underlyings”)

Contingent Interest Payments:
If the notes have not been automatically called and the Index closing level or closing price, as applicable, of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $21.25* and  $26.25* (equivalent to an interest rate of between 8.50%* and 10.50%* per annum, payable at a rate of between 2.125%* and 2.625%* per quarter).
If the Index closing level or closing price, as applicable, of either Underlying on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier:	With respect to each Underlying, an amount that represents 75% of its Initial Underlying Value (in the case of the Fund, subject to adjustments)
Contingent Interest Rate:
Between 8.50%* and 10.50%* per annum, payable at a rate of between 2.125%* and 2.625%* per quarter, if applicable
*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 8.50% or greater than 10.50% per annum.

Automatic Call:
If the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.

Payment at Maturity:
If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.
If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Value of the Lesser Performing Underlying is less than its Initial Underlying Value.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Underlying Return)
If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if the Ending Underlying Value (i.e., the Index closing level or closing price, as applicable, on the final Review Date) of either Underlying is less than its Trigger Level.
Trigger Level:	With respect to each Underlying, an amount that represents 70% of its Initial Underlying Value (in the case of the Fund, subject to adjustments)
Pricing Date:	On or about August 22, 2014
Original Issue Date (Settlement Date):	On or about August 27, 2014
Review Dates†:	November 24, 2014, February 23, 2015, May 22, 2015, August 24, 2015, November 23, 2015, February 22, 2016, May 23, 2016 and August 22, 2016 (the “final Review Date”)
Interest Payment Dates†:
Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the Interest Payment Dates will be November 28, 2014, February 26, 2015, May 28, 2015, August 27, 2015, November 27, 2015, February 25, 2016, May 26, 2016 and the Maturity Date

Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	August 25, 2016
CUSIP:	48127DWP9
Other Key Terms:	See “Additional Key Terms” in this term sheet
†
Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I

Investing in the Auto Callable Contingent Interest Notes involves a number of risks.  See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 29-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $20.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-66 of the accompanying product supplement no. 29-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $933.90 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $920.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
August 7, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 29-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 29-I dated August 31, 2012 and underlying supplement no. 1-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 29-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 29-I dated August 31, 2012:
http://www.sec.gov/Archives/edgar/data/19617/000095010312004448/crt_dp32532-424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms
Underlying Return:	With respect to each Underlying: (Ending Underlying Value – Initial Underlying Value) Initial Underlying Value
Initial Underlying Value:	With respect to each Underlying, the Index closing level or closing price, as applicable, of that Underlying on the Pricing Date (in the case of the Fund, divided by the Share Adjustment Factor)
Ending Underlying Value:	With respect to each Underlying, the Index closing level or closing price, as applicable, of that Underlying on the final Review Date
Share Adjustment Factor:
With respect to the Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 29-I.

Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the “Index closing level” of the Russell 2000® Index  or any relevant successor index (as defined in the accompanying product supplement no. 29-I) on any relevant day will equal the closing level of the Russell 2000® Index or that successor index, as applicable, as published by Bloomberg Financial Markets with respect to that day.  Currently, Bloomberg Financial Markets publishes the closing level of the Russell 2000® Index to three decimal places, whereas Russell Investment Group (“Russell”), the index sponsor of the Russell 2000® Index, publishes the official closing level of the Russell 2000® Index to six decimal places.  As a result, the closing level of the Russell 2000® Index published by Bloomberg Financial Markets will likely be slightly different from the official closing level of the Russell 2000® Index published by Russell.

Selected Purchase Considerations

•
QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of between $21.25* and $26.25* per $1,000 principal amount note (equivalent to an interest rate of between 8.50%* and 10.50%* per annum, payable at a rate of between 2.125%* and 2.625%* per quarter).  If the notes have not been automatically called and the Index closing level or closing price, as applicable, of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date.  If the Index closing

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	TS-1

level or closing price, as applicable, of either Underlying on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.  If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

* The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 8.50% or greater than 10.50% per annum.
•
POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value, your notes will be automatically called prior to the Maturity Date.  Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.

•
THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred.  However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the Russell 2000® Index or the Market Vectors Gold Miners ETF.
The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

The Market Vectors Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, the investment adviser to the Market Vectors Gold Miners ETF.  The Market Vectors Gold Miners ETF trades on NYSE Arca, Inc., which we refer to as NYSE Arca, under the ticker symbol “GDX.”  The Market Vectors Gold Miners ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which we refer to as the Underlying Index with respect to the Market Vectors Gold Miners ETF.  The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold or silver.  For additional information about the Market Vectors Gold Miners ETF, see “Fund Descriptions — The Market Vectors Gold Miners ETF” in the accompanying underlying supplement no. 1-I.  For additional information about the NYSE Arca Gold Miners Index, see the information set forth under “Annex A” below, which supersedes the information about the NYSE Arca Gold Miners Index under “Fund Description — The Market Vectors Gold Miners ETF” in the accompanying underlying supplement no. 1-I.
•
TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 29-I.  In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 29-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	TS-2

In addition, notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” could apply to amounts paid with respect to the notes.  You should consult your tax adviser regarding the potential application of FATCA to the notes.
Moreover, recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the notes.  While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the notes.
In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld.  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities included in or held by the Underlyings.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 29-I dated August 31, 2012 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Value of the Lesser Performing Underlying is less than its Initial Underlying Value.  Accordingly, under these circumstances, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

•
THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Underlying.  If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the Index closing level or closing price, as applicable, of each Underlying on that Review Date is greater than or equal to its Interest Barrier.  If the Index closing level or closing price, as applicable, of either Underlying on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid.  Accordingly, if the Index closing level or closing price, as applicable, of either Underlying on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.

•
REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

•
THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the value of either Underlying, which may be significant.  You will not participate in any appreciation in the value of either Underlying.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	TS-3

affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 29-I for additional information about these risks.
•
YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings.  If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to either of the Underlyings.  The performance of the Underlyings may not be correlated.  Poor performance by either of the Underlyings over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying.  Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

•
THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Ending Underlying Value of either Underlying is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Lesser Performing Underlying.  The Ending Underlying Value of each Underlying will be determined based on the applicable Index closing level or closing price, as applicable, on a single day near the end of the term of the notes.  In addition, the Index closing level or closing price, as applicable, of an Underlying at other times during the term of the notes could be greater than or equal to its Trigger Level.  This difference could be particularly large if there is a significant decrease in the Index closing level or closing price, as applicable, of either or both Underlyings during the later portion of the term of the notes or if there is significant volatility in the Index closing level or closing price, as applicable, of either or both Underlyings during the term of the notes, especially on dates near the final Review Date.

•
YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying.  Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Ending Underlying Value of the other Underlying is greater than or equal to its Initial Underlying Value.

•
JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	TS-4

of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.
The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level or price, as applicable, of the Underlyings, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the levels or prices, as applicable, of the Underlyings;
•	the time to maturity of the notes;
•
whether the Index closing level or closing price, as applicable, of either Underlying has been, or is expected to be, less than its Interest Barrier on any Review Date and whether a Trigger Event is expected to occur;

•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Fund and the equity securities included in or held by the Underlyings;
•	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•
the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Fund trade and the correlation among those rates and the prices of the Fund;

•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•
NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities included in or held by the Underlyings would have.

•
VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the Index closing level or closing price, as applicable, of that Underlying could be less than its Interest Barrier on a Review Date and/or that a Trigger Event could occur.  An Underlying’s volatility, however, can change significantly over the term of the notes.  The Index closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

•
AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•
THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market.  The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

•
DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index.  In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index.  All of these factors may lead to a lack of correlation between the Fund and the Underlying Index.  In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index.  Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.  For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	TS-5

•
RISKS ASSOCIATED WITH THE GOLD AND SILVER MINING INDUSTRIES — All or substantially all of the equity securities held by the Fund are issued by gold or silver mining companies.  Because the value of the securities is linked to the performance of the Fund, an investment in these securities will be concentrated in the gold and silver mining industries.  Competitive pressures may have a significant effect on the financial condition of companies in these industries.  Also, these companies are highly dependent on the price of gold or silver, as applicable.  These prices fluctuate widely and may be affected by numerous factors.  Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.

•
NON-U.S. SECURITIES RISK WITH RESPECT TO THE FUND — A portion of the equity securities held by the Fund have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND — Because the prices of the non-U.S. equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the Fund trade.  Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the Fund denominated in each of those currencies.  If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced.  Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
•	political, civil or military unrest in the countries issuing those currencies and the United States; and
•	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.
•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•
THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Contingent Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	TS-6

What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Underlying?

If the notes have not been automatically called and the Index closing level or closing price, as applicable, of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $21.25 and $26.25 (equivalent to an interest rate of between 8.50% and 10.50% per annum, payable at a rate of between 2.125% and 2.625% per quarter).  The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 8.50% or greater than 10.50% per annum.  If the Index closing level or closing price, as applicable, of either Underlying on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.  We refer to the Interest Payment Date immediately following any Review Date on which the Index closing level or closing price, as applicable, of either Underlying is less than its Interest Barrier as a “No-Coupon Date.”  The following table assumes a Contingent Interest Rate of 8.50% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$170.00
1 No-Coupon Date	$148.75
2 No-Coupon Dates	$127.50
3 No-Coupon Dates	$106.25
4 No-Coupon Dates	$85.00
5 No-Coupon Dates	$63.75
6 No-Coupon Dates	$42.50
7 No-Coupon Dates	$21.25
8 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios.  Each hypothetical payment set forth below assumes that the Lesser Performing Underlying is the Market Vectors Gold Miners ETF and that the Index closing level of the other Underlying on each Review Date is greater than or equal to its Initial Underlying Value (and therefore its Interest Barrier and Trigger Level).  We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the Index closing level or closing price, as applicable, of either Underlying will be on any Review Date.  In addition, the following table and examples assume an Initial Underlying Value for the Lesser Performing Underlying of $27, an Interest Barrier for the Lesser Performing Underlying of $20.25 (equal to 75% of the hypothetical Initial Underlying Value),  a Trigger Level for the Lesser Performing Underlying of $18.90 (equal to 70% of the hypothetical Initial Underlying Value) and a Contingent Interest Rate of 8.50% per annum (payable at a rate of 2.125% per quarter).  The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 8.50% or greater than 10.50% per annum.  Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	TS-7

	Review Dates Prior to the Final Review Date		Final Review Date
Closing Price of the Lesser Performing Underlying	Lesser Performing Underlying Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Lesser Performing Underlying Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity If a Trigger Event Has Occurred (3)
$48.6000	80.00%	$1,021.25	80.00%	$1,021.25	N/A
$45.9000	70.00%	$1,021.25	70.00%	$1,021.25	N/A
$43.2000	60.00%	$1,021.25	60.00%	$1,021.25	N/A
$40.5000	50.00%	$1,021.25	50.00%	$1,021.25	N/A
$37.8000	40.00%	$1,021.25	40.00%	$1,021.25	N/A
$35.1000	30.00%	$1,021.25	30.00%	$1,021.25	N/A
$32.4000	20.00%	$1,021.25	20.00%	$1,021.25	N/A
$31.0500	15.00%	$1,021.25	15.00%	$1,021.25	N/A
$29.7000	10.00%	$1,021.25	10.00%	$1,021.25	N/A
$28.3500	5.00%	$1,021.25	5.00%	$1,021.25	N/A
$27.0000	0.00%	$1,021.25	0.00%	$1,021.25	N/A
$25.6500	-5.00%	$21.25	-5.00%	$1,021.25	N/A
$24.3000	-10.00%	$21.25	-10.00%	$1,021.25	N/A
$21.6000	-20.00%	$21.25	-20.00%	$1,021.25	N/A
$20.2500	-25.00%	$21.25	-25.00%	$1,021.25	N/A
$20.2473	-25.01%	$0.00	-25.01%	$1,000.00	N/A
$18.9000	-30.00%	$0.00	-30.00%	$1,000.00	N/A
$18.8973	-30.01%	N/A	-30.01%	N/A	$699.90
$16.2000	-40.00%	N/A	-40.00%	N/A	$600.00
$13.5000	-50.00%	N/A	-50.00%	N/A	$500.00
$10.8000	-60.00%	N/A	-60.00%	N/A	$400.00
$8.1000	-70.00%	N/A	-70.00%	N/A	$300.00
$5.4000	-80.00%	N/A	-80.00%	N/A	$200.00
$2.7000	-90.00%	N/A	-90.00%	N/A	$100.00
$0.0000	-100.00%	N/A	-100.00%	N/A	$0.00

(1) The notes will be automatically called if the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value.

(2) You will receive a Contingent Interest Payment in connection with a Review Date if the Index closing level or closing price, as applicable, of each Underlying on that Review Date is greater than or equal to its Interest Barrier.

(3) A Trigger Event occurs if the Ending Underlying Value (i.e., the Index closing level or closing price, as applicable, on the final Review Date) of either Underlying is less than its Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: Contingent Interest Payments are paid in connection with one of the Review Dates preceding the fourth Review Date, the closing price of one share of the Lesser Performing Underlying is less than the Initial Underlying Value of $27 on each of the Review Dates preceding the fourth Review Date and the closing price of one share of the Lesser Performing Underlying increases from the Initial Underlying Value of $27 to a closing price of $32.40 on the fourth Review Date.  The investor receives a payment of $21.25 per $1,000 principal amount note in connection with one of the Review Dates preceding the fourth Review Date, but the notes are not automatically called on any of the Review Dates preceding the fourth Review Date because the closing price of one share of the Lesser Performing Underlying is less than its Initial Underlying Value on each of the Review Dates preceding the fourth Review Date.  Because the Index closing level or closing price, as applicable, of each Underlying on the fourth Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the fourth Review Date.  In addition, because the Index closing level or closing price, as applicable, of each Underlying on the fourth Review Date is greater than its Initial Underlying Value, the notes are automatically called.  Accordingly, the investor receives a payment of $1,021.25 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $21.25 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  As a result, the total amount paid on the notes over the term of the notes is $1,042.50 per $1,000 principal amount note.

Example 2: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Lesser Performing Underlying increases from the Initial Underlying Value of $27 to an Ending Underlying Value of $32.40 — A Trigger Event has not occurred.  The investor receives a payment of $21.25 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the Ending Underlying Value of each Underlying

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	TS-8

is greater than its Interest Barrier, the investor receives at maturity a payment of $1,021.25 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $21.25 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,170 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with four of the Review Dates preceding the final Review Date and the closing price of one share of the Lesser Performing Underlying decreases from the Initial Underlying Value of $27 to an Ending Underlying Value of $18.90 — A Trigger Event has not occurred.  The investor receives a payment of $21.25 per $1,000 principal amount note in connection with four of the Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity and the Ending Underlying Value of the Lesser Performing Underlying is equal to its Trigger Level (i.e., a Trigger Event has not occurred) but is less than its Interest Barrier, the investor receives at maturity a payment of $1,000 per $1,000 principal amount note, even though the Ending Underlying Value of the Lesser Performing Underlying is less than its Initial Underlying Value.  However, the investor receives no Contingent Interest Payment at maturity. The total amount paid on the notes over the term of the notes is $1,085 per $1,000 principal amount note.

Example 4: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Lesser Performing Underlying decreases from the Initial Underlying Value of $27 to an Ending Underlying Value of $10.80 — A Trigger Event has occurred.  The investor receives a payment of $21.25 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Value of the Lesser Performing Underlying is less than its Interest Barrier, the investor receives at maturity a payment of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the notes over the term of the notes is $548.75 per $1,000 principal amount note.

Example 5: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the closing price of one share of the Lesser Performing Underlying decreases from the Initial Underlying Value of $27 to an Ending Underlying Value of $8.10 — A Trigger Event has occurred.  Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Ending Underlying Value of the Lesser Performing Underlying is less than its Interest Barrier, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	TS-9

Historical Information

The following graphs show the historical weekly performance of the Russell 2000® Index and the Market Vectors Gold Miners ETF from January 2, 2009 through August 1, 2014.  The Index closing level of the Russell 2000® Index on August 6, 2014 was 1,125.551.  The closing price of one share of the Market Vectors Gold Miners ETF on August 6, 2014 was $26.66.

We obtained the various Index closing levels or closing prices, as applicable, of the Underlyings below from Bloomberg Financial Markets, without independent verification.  Although Russell publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg Financial Markets publishes the closing levels of the Russell 2000® Index to only three decimal places.  The historical levels or prices, as applicable, of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level or closing price, as applicable, of either Underlying on the Pricing Date or any Review Date, including the final Review Date.  We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal amount or the payment of any interest.  We make no representation as to the amount of dividends, if any, that the Fund will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	TS-10

generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Underlying?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-39 of the accompanying product supplement no. 29-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	TS-11

Annex A

The NYSE Arca Gold Miners Index

We have derived all information contained in this term sheet regarding the NYSE Arca Gold Miners Index (the “Gold Miners Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and information supplied by the NYSE Arca, without independent verification.  This information reflects the policies of, and is subject to change by, the NYSE Arca.  The Gold Miners Index was developed by the NYSE MKT LLC (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca.  The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the Gold Miners Index.

The Gold Miners Index is reported by Bloomberg L.P. under the ticker symbol “GDM.”

The Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold or silver.

Eligibility Criteria for Index Components

The Gold Miners Index includes common stocks, American Depository Receipts (“ADRs”) and Global Depository Receipts (“GDRs”) of selected companies that are involved in mining for gold and silver and that are listed for trading on a major stock market that is accessible by foreign investors.  Only companies with market capitalization greater than $750 million that have an average daily trading volume of at least 50,000 shares over the past three months and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the Gold Miners Index.  For companies that were already in the Gold Miners Index prior to the September 20, 2013 rebalance, the market capitalization requirement is $450 million, the average daily trading volume requirement is at least 30,000 shares over the past three months and the average daily value traded requirement is at least $600,000 over the past three months.  Further, the universe of companies eligible for inclusion in the Gold Miners Index will specifically include those companies that derive at least 50% of their revenues for gold mining and related activities.  Companies already in the Gold Miners Index will only be removed from the Gold Miners Index in the following quarterly review if their gold mining revenues fall below the 40% level. The index will maintain an exposure, of not more than 20% of the Gold Miners Index weight, to companies with a significant revenue exposure to silver mining as well as gold mining.  These are companies that either (1) have a revenue exposure to silver mining greater than 50% or (2) have a greater revenue exposure to silver mining than gold mining and have a combined gold/silver mining revenue exposure of greater than 50%.

In addition, both streaming companies and royalty companies are eligible for inclusion in the Gold Miners Index.  Companies that have not yet commenced production are also eligible for inclusion in the Gold Miners Index, provided that they have tangible revenues that are related to the mining of either gold or silver ore.  There are no restrictions imposed on the eligibility of company in how much the company has hedged in gold or silver production via futures, options or forward contracts.

Index Calculation

The Gold Miners Index is calculated using a modified market capitalization weighting methodology.  The Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the Gold Miners Index.  The information utilized in this modification process will be taken from the close of trading on the second Friday of the rebalancing month:

(1)              the weight of any single component security may not account for more than 20% of the total value of the Gold Miners Index;

(2)              the component securities are split into two subgroups — (1) large and (2) small, which are ranked by their unadjusted market capitalization weight in the Gold Miners Index.  Large stocks are defined as having a Gold Miners Index weight greater than or equal to 5%. Small securities are defined as having an Gold Miners Index weight below 5%; and

(3)              the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Gold Miners Index may not account for more than 45% of the total Gold Miners Index value.

The Gold Miners Index is reviewed quarterly so that the Gold Miners Index components continue to represent the universe of companies involved in the gold mining industry.  The NYSE Arca may at any time and from time to time change the number of securities composing the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Gold Miners Index.  Changes to the Gold Miners Index compositions and/or the component share weights in the Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

At the time of the quarterly rebalance, the quantities for the components stocks (taking into account expected component changes and share adjustments), are modified in accordance with the following procedures.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	A-1

•
 Diversification Rule 1:   If any component stock exceeds 20% of the total value of the Gold Miners Index, then all stocks greater than 20% of the Gold Miners Index are reduced to represent 20% of the value of the Gold Miners Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.  If there is no component stock over 20% of the total value of the Gold Miners Index, then Diversification Rule 1 is not executed.

•
Diversification Rule 2:    The components are sorted into two groups, (1) large components, with a starting index weight of 5% or greater, and (2) small components, with a weight of under 5% (after any adjustments for Diversification Rule 1). If there are no components that are classified as large components after Diversification Rule 1 is run, then Diversification Rule 2 is not executed.  In addition, if the starting aggregate weight of the large components after Diversification Rule 1 is run is not greater than 45% of the starting index weight, then Diversification Rule 2 is not executed.  If Diversification Rule 2 is executed, then the large group and the small group will represent 45% and 55%, respectively, of the final index weight.  This will be adjusted for through the following process:

o
The weight of each of the large stocks will be scaled down proportionately with a floor of 5% so that the aggregate weight of the large components will be reduced to represent 45% of the Gold Miners Index. If any component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 5% and the proportion by which the stocks were scaled down, the components with weights greater than 5% will be reduced proportionately.

o
The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 4.5% and the proportion by which the stocks were scaled down. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Index Maintenance

The Gold Miners Index is reviewed quarterly to ensure that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. Components will be removed from the Gold Miners Index during the quarterly review, if either (1) the market capitalization falls below $450 million or (2) the average daily volume traded for the previous three months was lower than 30,000 shares and the average daily value traded for the previous three months was lower than $600,000. In conjunction with the quarterly review, the share quantities used in the calculation of the Gold Miners Index are determined based upon current shares outstanding modified, if necessary, to provide greater index diversification, as described above.  An ADR or GDR ratio would be incorporated into this shares figure, so that the shares utilized in the Gold Miners Index for a depositary receipt is equal to the shares outstanding of the local share class multiplied by the depository receipt ratio.  The index components and their share quantities are determined and announced prior to taking effect. The share quantity of each component stock in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions, such as stock splits, reverse stock splits, stock dividends, or similar events. The share quantities used in the index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share quantity of the surviving entity may be adjusted to account for any stock issued in the acquisition.  The NYSE Arca may substitute stocks or change the number of stocks included in the Gold Miners Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share quantity changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization or other corporate actions affecting a component stock of the Gold Miners Index, the index divisor may be adjusted to ensure that there are no changes to the index level as a result of non-market forces.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	A-2